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                                                                   EXHIBIT 10.11

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

     This First Amendment to the Employment Agreement (this "Amendment") between John U. Clarke and NGC Corporation (n/k/a Dynegy Inc.) dated April 8, 1997 (the "Employment Agreement") is entered into this 11th day of December, 1998, by and between Dynegy Inc., a Delaware corporation ("Dynegy") and John U. Clarke.

     WHEREAS, the Compensation, Corporate Governance and Human Resources Committee of the Board of Directors of Dynegy has recommended certain amendments to the Change of Control provisions and certain other provisions of the Employment Agreement; and

     WHEREAS, the Board of Directors has approved such amendments;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. The first sentence of the first paragraph of Paragraph 2(c) of the Employment Agreement shall be amended by deleting the last clause ", provided however, that such payment shall not be greater than 2.99 times the sum of your base salary plus guaranteed annual bonus at the time of your termination."

     2. The first sentence of the second paragraph of Paragraph 2(c) of the Employment Agreement shall be amended by (a) deleting the phrase "or as the result of the change in control of the Company," from clause
          (ii), (b) deleting the word "or" before clause (iii), and (c) by adding a new clause (iv) to read as follows "; or (iv) a change in control of the Company occurs." In addition, the following proviso shall be added to the definition of "change in control of the Company"; "provided, however, a 'change in control of the Company' shall not be deemed to have occurred if Chevron, its subsidiaries and/or affiliates own, directly or indirectly, more than 50% of the total voting stock of the Company, so long as Chevron, its subsidiaries or affiliates reduce their ownership interest back below 50% within six months of the date that they acquire a greater than 50% ownership interest and so long as Dynegy remains a publicly traded company during such six month period."

     3. All provisions of the Employment Agreement shall remain in full force and effect except as modified by this Amendment.

     4. Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Employment Agreement.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first set forth above.

                                    DYNEGY INC.


                                    By: /s/ C.L. Watson
                                        --------------------------
                                        C.L. Watson, Chairman


AGREED AND ACCEPTED this
11th day of December, 1998.


/s/ John U. Clarke
----------------------------
    John U. Clarke